PRICING SUPPLEMENT dated June 26, 2026 (To Product Supplement No. WF1 dated March 25, 2025, Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities
Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

■	Linked to the iShares® Ethereum Trust ETF (the “Underlier”)

■	Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the Underlier on the relevant call date or the final calculation day, as applicable.

■	Monthly Coupon. The securities will pay a fixed coupon on a monthly basis, until the earlier of stated maturity or automatic call, at a rate of 10.60% per annum

■	Automatic Call. If the closing value of the Underlier on any of the monthly call dates beginning approximately six months after issuance is greater than or equal to the starting value, the securities will be automatically called for the face amount plus a final coupon payment

■	Potential Loss of Principal and Physical Settlement at Maturity. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the Underlier on the final calculation day is greater than or equal to the threshold value. If the closing value of the Underlier on the final calculation day is less than the threshold value, we will deliver to you at maturity a number of shares of the Underlier equal to the share delivery amount, which is equal to the face amount divided by the threshold value, subject to adjustment for certain events relating to the Underlier. The share delivery amount is expected to be worth less than the face amount of the securities and may be worthless

■	The threshold value is equal to 60% of the starting value

■	If the securities are not automatically called prior to stated maturity, you will have downside exposure to the Underlier if the closing value on the final calculation day is less than the threshold value, but you will not participate in any appreciation of the Underlier

■	Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Underlier seeks to reflect generally the performance of the price of ether and therefore the securities involve significant risks in investments tracking cryptocurrencies. Ether has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so

■	All payments on the securities are subject to our credit risk, and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

■	No exchange listing; designed to be held to maturity or automatic call

On the date of this pricing supplement, the estimated initial value of the securities is $944.53 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS- 10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total	$1,300,000.00	$30,225.00	$1,269,775.00

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	iShares® Ethereum Trust ETF (the “Underlier”) (Bloomberg ticker symbol: ETHA).
Pricing Date:	June 26, 2026.
Issue Date:	July 1, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payments:	The coupon payment is a fixed amount payable monthly on each coupon payment date at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
Coupon Payment Dates:	Monthly, on the 1st day of each month, commencing August 2026 to and including June 2028, and on the stated maturity date, unless automatically called; provided that if a coupon payment date is not a business day, we will make the coupon payment on the next business day; provided further that if a call date is postponed, as described under “— Market Disruption Events and Postponement Provisions” below, the coupon payment to be made on the coupon payment date immediately following that originally scheduled call date will be made on the date that is three business days after that call date as postponed. If any coupon payment is made on a day after the scheduled coupon payment date, interest on that payment will not accrue during the period from and after the scheduled coupon payment date.
Coupon Rate:	The “coupon rate” is 10.60% per annum.
Call Dates:	Monthly, on the third scheduled business day prior to each coupon payment date scheduled to occur from December 2026 to June 2028. Each call date is subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Final Calculation Day:	June 28, 2028, subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Automatic Call:

If the closing value of the Underlier on any call date is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable call date (as each such date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	July 3, 2028, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date, the maturity payment amount (in addition to a final coupon payment). The “maturity payment amount” per security will be determined as follows:

•    if the ending value is greater than or equal to the threshold value, a cash payment in U.S. dollars equal to $1,000; or

•    if the ending value is less than the threshold value, a number of shares of the Underlier equal to the share delivery amount.

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will receive a number of shares of the Underlier at maturity that is expected to be worth less than the face amount of the securities and may be worthless. The actual value of the shares you receive at maturity will depend on the closing value of the Underlier on the stated maturity date, which may be lower than its value on the final calculation day.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of the Underlier, but you will have downside exposure to the Underlier if the ending value is less than the threshold value.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Share Delivery Amount:

A number of shares of the Underlier equal to the product of (i) the face amount divided by the threshold value and (ii) the adjustment factor as of the stated maturity date, rounded to five decimal places. Based on the threshold value and the adjustment factor of 1.0 on the pricing date, the share delivery amount would be 140.17382 shares of the Underlier. However, the actual share delivery amount deliverable at maturity will reflect any adjustments to the adjustment factor described below. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment for certain events relating to the Underlier, as described under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Adjustment Events” in the accompanying product supplement. For purposes of determining the share delivery amount, the adjustment factor will be subject to adjustment for events with an effective date or ex-dividend date, as applicable, from but excluding the pricing date to and including the stated maturity date.

We will pay cash in lieu of delivering any fractional shares of the Underlier in an amount equal to that fraction multiplied by the ending value.

Starting Value:	$11.89, the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of the Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the final calculation day.
Threshold Value:	$7.134, which is equal to 60% of the starting value.
Market Disruption Events and Postponement Provisions:

Each call date and the final calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed, will be adjusted for non-business days or accelerated upon the occurrence of certain events related to the Underlier as described below under “Supplemental Provisions.”

For more information regarding adjustments to the call dates, the final calculation day, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date and the final calculation day is a “calculation day,” and each coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Supplemental Provisions:

Notwithstanding anything to the contrary under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-Dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the accompanying product supplement, if (i) a liquidation event (as defined in the accompanying product supplement) occurs or a public announcement is made with respect to the Underlier of an intention to cause a liquidation event and the calculation agent determines, in its sole discretion, that no successor fund (as defined in the accompanying product supplement) is available or (ii) a distribution-in-kind event occurs, then the calculation agent may in its sole discretion accelerate the maturity date to the fourth business day after the date on which the value of the securities is determined by the calculation agent as described below. In the event of such an acceleration, the amount payable in respect of the securities on the maturity date as so accelerated will be the value of the securities as of the termination date (or, if the calculation agent determines in its sole discretion that another day is more appropriate, such other day), as determined by the calculation agent in its sole discretion by reference to, among other things, the value of any embedded options or other derivatives.

The “termination date” means (1) in the case of an event under clause (i) of the preceding paragraph, the date of the liquidation event; or (2) in the case of a distribution-in-kind event, the earlier of (a) the date of the liquidation, termination, modification or distribution, as applicable, and (b) the date of the first public announcement by the sponsor of the Underlier of an intention to cause any such event (or, in each case, if that date is not a scheduled trading day, the immediately preceding scheduled trading day).

With respect to the securities, a “distribution-in-kind event” shall occur if (i) the Underlier is modified in any respect to permit the distribution of digital assets to holders of shares of the Underlier, (ii) digital assets are distributed to holders of shares of the Underlier or (iii) a public announcement is made with respect to the Underlier of an intention to cause any of the foregoing to occur.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06370EHL5

PRS-4

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with fixed coupon payments at a rate equal to the coupon rate until the earlier of stated maturity or automatic call;

▪	understand that if the securities are not automatically called prior to the stated maturity date and the ending value is less than the threshold value, they will receive a number of shares of the Underlier at maturity that is expected to be worth less than the face amount of the securities and may be worthless;

▪	understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of shares of the Underlier if the ending value is less than the threshold value;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

▪	understand and are willing to accept the downside risks of the Underlier;

▪	are willing to forgo participation in any appreciation of the Underlier and any distributions on the shares of the Underlier; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	are unwilling to accept the risk that the ending value may be less than the threshold value and, if it is, they will receive a number of shares of the Underlier at maturity that is expected to be worth less than the face amount of the securities and may be worthless;

▪	seek exposure to the upside performance of the Underlier;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Determining Payment At Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final coupon payment) the maturity payment amount calculated as follows:

PRS-8

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Hypothetical Payout Profile

The following profile illustrates the value of the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the Underlier from the starting value to the ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the value of the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on whether the securities are automatically called, the actual ending value and whether you hold your securities to stated maturity.

If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlier equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the following profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlier on the stated maturity date rather than the ending value and may be less than the amounts shown.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value.

If the ending value is less than the threshold value, you will not be repaid the face amount of your securities at maturity and, instead, will receive a number of shares of the Underlier that will likely be worth less than the face amount and may be worth nothing. The value of those shares may decrease further between the final calculation day and the maturity date. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire face amount of your securities.

At maturity, if the ending value is less than the threshold value, you will have similar downside market risk as a purchaser of the Underlier at the threshold value. This will result in a smaller loss on the securities than would be incurred by a purchaser of the Underlier at the starting value, unless the ending value is zero. However, you will be exposed to any decline in the value of the Underlier below the threshold value at a greater rate. For example, assuming that the Underlier declines by 50% from its starting value to its closing value on the stated maturity date, the value of the shares you receive would be approximately 83.33% of the face amount, and if the Underlier declines by 75% from its starting value to its closing value on the stated maturity date, the value of the shares you receive would be approximately 41.67% of the face amount. Therefore, the lower the closing value of the Underlier on the stated maturity date, the closer the loss on your face amount will be to the percentage decline of the Underlier from the starting value. If the closing value of the Underlier on the stated maturity date is zero, the value of the shares you receive will be worthless.

You Will Be Exposed To The Decline In The Underlier If The Ending Value Is Less Than The Threshold Value, But You Will Not Participate In Any Positive Performance Of The Underlier.

Even though you will be exposed to a decline in the value of the Underlier if the ending value is below the threshold value, you will not participate in any increase in the value of the Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments paid on the securities. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlier.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate than the rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlier is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of the Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlier as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the ending value will be less than the threshold value on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable or deliverable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; and time remaining to maturity. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the coupon payments that would have accrued had the securities been called on a later call date or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underlier for a period similar to the term of the securities because you will not receive any distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

•	Changes That Affect The Underlier May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	There Are Risks Associated With The Underlier.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

The Securities Are Subject To Risks Relating To Ether And The Cryptocurrency Markets.

The Underlier is designed to reflect generally the performance of the price of ether—a digital asset—and the value of the Underlier relates directly to the value of the ether held by the Underlier, less the trust’s expenses and liabilities. The price of ether has experienced extreme volatility in recent periods and may continue to do so. A wide variety of complex and difficult-to-predict factors may affect the value of the Underlier, including, but not limited to:

•	Price Volatility, Valuation And Liquidity. The trading prices of many digital assets, including ether, have experienced extreme volatility in recent periods and may continue to do so. Historically, digital assets have experienced extreme price volatility as a result of loss of confidence in participants in the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Future price volatility could result from these and other factors, including a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, security breaches or government-mandated regulation, and associated losses by customers. Extreme volatility in the future, including further declines in the trading price of ether, could have a material adverse effect on the value of the Underlier and, consequently, the securities. Further, the lack of centralized pricing sources for digital assets, including ether, and digital asset-related investments poses a variety of valuation challenges. There may be challenges in valuing ether holdings due to price volatility, illiquidity, fragmented markets and inconsistent pricing across exchanges and intermediaries. Moreover, ether trading activity may be suspended without warning due to liquidity shortages, cyberattacks or regulatory action, and users may have limited recourse. Disparate pricing across platforms and intermittent outages can also impair the ability to transact in or reliably value holdings of ether. Any complications in valuing ether holdings could have a material adverse effect on the value of the Underlier and, consequently, the securities. The Underlier values its ether holdings by reference to the CME CF Ether-Dollar Reference Rate—New York Variant, and any failure of that benchmark to accurately reflect the prevailing market price of ether or any material divergence between that benchmark and prices determined through other mechanisms, could adversely affect the net asset value and market price of the Underlier and, consequently, the value of the securities.

•	Digital Asset Risk. The value of the Underlier is subject to a number of factors relating to the fundamental investment characteristics of ether as a digital asset, including the fact that digital assets are bearer instruments and that the loss, theft, destruction or compromise of the associated private keys could result in permanent loss of the asset, as well as the capabilities and development of blockchain technologies such as the Ethereum blockchain. Digital assets represent a relatively new and rapidly evolving industry, and the value of the Underlier depends on the continued acceptance of ether. Changes in the governance of a digital asset network may not receive sufficient support from users and validators, which may negatively affect that digital asset network’s ability to grow and respond to challenges. Furthermore, if less than a substantial majority of users and validators adopt a proposed modification of the Ethereum network’s source code, the Ethereum network may “fork” (or “split”), with one group running pre-modification software and another group running modified software. A fork may lead to new security, competition and other concerns and may adversely affect the price of ether and the value of the Underlier at the time of its announcement or adoption or subsequently.

•	Legal And Regulatory Changes. The regulatory environment for digital assets is evolving and may vary significantly among jurisdictions. New laws, regulations, policies, guidance or enforcement actions could restrict the use, storage, transfer or exchange of ether, adversely affect the operation of the Ethereum network or the ability of the Underlier to hold or transact in ether, or otherwise adversely affect the price of ether, the value of the Underlier and the value of the securities.

•	Security Threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including ether. The ether held in the Underlier’s account at its ether custodian and any trading balance held with its prime execution agent are expected to be appealing targets to hackers or malware distributors seeking to destroy, damage or steal the Underlier’s ether and are expected to become more appealing as the Underlier’s assets grow. To the extent that the Underlier is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the Underlier’s ether may be subject to theft, loss, destruction or other attack.

•	Fraud And Manipulation. Digital asset platforms are relatively new and, in some cases, unregulated. The ether market globally and in the United States is not subject to comparable regulatory guardrails and may lack the transparency, controls and oversight that exist in regulated markets. Furthermore, many ether trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on those exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities, such as market manipulation, front-running of trades and wash trading, may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the ether market generally include, among others, (1) wash trading; (2) persons with a dominant position in ether manipulating ether pricing; (3) hacking of the Ethereum network, protocols and trading platforms; (4) malicious control of the Ethereum network; (5) trading based on material non-public information—for example, plans of market participants to significantly increase or decrease their holdings of ether or new sources of demand for ether—or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins”; and (7) fraud and manipulation at ether trading platforms. Potential market manipulation, front-running, wash trading and other fraudulent or manipulative trading practices may inflate reported trading volumes in the ether market and/or cause price distortions, which could adversely affect the Underlier’s creation and redemption arbitrage mechanism and the value of the Underlier and, consequently, the securities.

•	Flaws In The Source Code And Network Attacks. Flaws in the source code for digital assets have been exposed and exploited from time to time, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying ether could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the Ethereum network or take the Underlier’s ether, which would adversely affect the value of the Underlier. Any of these actions by a malicious actor could have an adverse impact on the value of the Underlier and, consequently, the securities.

•	Concentration. Digital assets may have concentrated ownership, and large sales or distributions by holders of such digital assets could have an adverse effect on their market prices. The largest ether wallets are believed to hold, in the aggregate, a significant percentage of the ether in circulation. Moreover, it is possible that persons or entities control multiple wallets that collectively hold a significant amount of ether, and that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of ether and, consequently, the price of the Underlier.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

•	Lack Of Incentives. Participants in the Ethereum network need to be sufficiently incentivized to validate and record transactions on the Ethereum blockchain. If staking rewards or transaction fees are not sufficiently high to incentivize validators, or if certain jurisdictions limit or otherwise regulate validating activities, validators may cease or reduce their participation in the Ethereum network, and the validation and finalization of transactions on the Ethereum blockchain could be delayed or disrupted. A significant reduction in validator participation could also make the Ethereum network more vulnerable to attacks or manipulation. Any widespread delays or disruptions in the validation or recording of transactions could result in a loss of confidence in the Ethereum network and could prevent the Underlier from completing transactions associated with its day-to-day operations, including creation and redemption transactions involving its shares.

•	Competition. Competition from the emergence or growth of other digital assets, blockchain networks or methods of investing in ether could have a negative impact on the price of ether and adversely affect the value of the Underlier. Although ether was one of the first digital assets to gain global adoption and critical mass, there are now numerous alternative digital assets and blockchain networks. In addition, central banks in various countries have introduced or are considering digital forms of legal tender that could compete with ether and other digital assets. The Underlier also faces competition from other exchange-traded ether products, including products that may charge lower fees. Such competition could reduce demand for and trading liquidity in the shares of the Underlier. Any of the foregoing could have an adverse impact on the price and availability of ether, the price of the Underlier and the value of the securities.

The Performance And Market Value Of The Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Ether Or Its Net Asset Value Per Share.

The Underlier does not fully replicate the performance of ether due to the fees and expenses charged by the Underlier or by restrictions on access to ether due to other circumstances. The Underlier does not generate any income, and as the Underlier regularly sells ether to pay for ongoing expenses, the amount of ether represented by each share gradually declines over time. The Underlier sells ether to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of ether. The sale by the Underlier of ether to pay expenses at a time of low ether prices could adversely affect the value of the securities. Additionally, there is a risk that some or all of the Underlier’s ether holdings could be lost, damaged or stolen. Access to the Underlier’s ether could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Underlier and ether. In addition, because the Underlier is traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlier may differ from the net asset value per share of the Underlier.

During periods of market volatility, ether may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of shares of the Underlier may vary substantially from the net asset value per share of the Underlier. For all of the foregoing reasons, the performance of the Underlier may not correlate with the performance of ether as well as the net asset value per share of the Underlier, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payments on the securities.

The Underlier Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

The Calculation Agent May Accelerate The Securities Upon The Occurrence Of Certain Events Related To The Underlier.

If (1) a liquidation event occurs and the calculation agent determines, in its sole discretion, that no successor fund is available or (ii) a distribution in kind event occurs, the calculation agent may, in its sole discretion, accelerate the stated maturity date of the securities. Any amount payable upon acceleration could be significantly less than the amount that would be due on the securities if they were not accelerated. In such circumstances, you could lose some or all of your investment.

If the securities are accelerated, the term of your investment in the securities will be limited to a period that is shorter than their original term. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event that the securities are accelerated.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical “performance factors,” the hypothetical value of the maturity payment amount payable or deliverable at stated maturity per security (excluding the final coupon payment). For purposes of the below table, “performance factor” means the ending value expressed as a percentage of the starting value (i.e., the ending value divided by the starting value).

Hypothetical Performance Factor	Hypothetical Value of the Maturity Payment Amount per Security*
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$983.33
50.00%	$833.33
40.00%	$666.67
30.00%	$500.00
25.00%	$416.67
0.00%	$0.00

* If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlier equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the table above and the examples below, the value of the shares received is calculated based on the ending value as of the final calculation day. The actual value of the shares you receive at maturity will depend on the closing value of the Underlier on the stated maturity date, which may be lower than its value on the final calculation day.

The above figures do not take into account the coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual value of what you receive at stated maturity will depend on the actual ending value and, if you receive shares, the closing value of the Underlier on the stated maturity date.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the hypothetical value of the maturity payment amount payable or deliverable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, threshold value and ending values indicated in the examples. The examples below also assume a hypothetical share delivery amount equal to 16.66667, which is equal to the face amount divided by the hypothetical threshold value multiplied by an adjustment factor of 1.0 (assuming the adjustment factor remains constant over the term of the securities).

The terms used for purposes of these hypothetical examples do not represent the actual starting value, threshold value or share delivery amount. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value, threshold value and share delivery amount are set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value is greater than the starting value. As a result, the maturity payment amount is equal to the face amount of your securities:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$145.00
Hypothetical threshold value:	$60.00

Since the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount would be a cash payment per security equal to the face amount. Although the hypothetical ending value is significantly greater than the hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

Example 2. The ending value is less than the starting value but greater than the threshold value. As a result, the maturity payment amount is equal to the face amount of your securities:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$90.00
Hypothetical threshold value:	$60.00

Since the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount would be a cash payment per security equal to the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Example 3. The ending value is less than the threshold value. As a result, the maturity payment amount is a number of shares of the Underlier equal to the share delivery amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$45.00
Hypothetical threshold value:	$60.00
Hypothetical share delivery amount:	16.66667

Since the hypothetical ending value is less than the hypothetical threshold value, the maturity payment amount would be a number of shares of the Underlier equal to the share delivery amount.

In this scenario, in addition to the coupon payments received during the term of the securities, on the stated maturity date we will pay you a final coupon payment and deliver to you a number of shares of the Underlier equal to the share delivery amount for every security you hold and will pay cash based on the ending price for any fractional shares. In this scenario, the value of the shares you receive on the stated maturity date, based on the ending value, would be $750.00*.

*The value of shares received at maturity depends on the closing value of the Underlier on the stated maturity date, rather than the final calculation day, and is expected to be worth less than the face amount or may be worthless.

These examples illustrate that you will not participate in any appreciation of the Underlier, but will be exposed to a decrease in the Underlier if the ending value is less than the threshold value.

To the extent that the starting value, threshold value, share delivery amount and ending value differ from the values assumed above, the results indicated above would be different.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

The Underlier

The iShares® Ethereum Trust ETF is a Delaware statutory trust formed pursuant to a trust agreement and is sponsored by iShares® Delaware Trust Sponsor LLC. BlackRock Fund Advisors is the trustee of the Underlier, Wilmington Trust, National Association is the Delaware trustee of the Underlier, The Bank of New York Mellon is the cash custodian and administrator of the Underlier, and Coinbase Custody Trust Company, LLC is the ether custodian of the Underlier. The objective of the Underlier is to reflect generally the performance of the price of ether before payment of the Underlier’s expenses and liabilities. Shares of the Underlier represent fractional undivided beneficial interests in the net assets of the Underlier. The Underlier holds primarily ether and issues and redeems blocks of 40,000 shares (called “baskets”) in exchange for ether or cash. The Underlier’s SEC file numbers are 333-275583 and 001-42166. The Underlier is listed on The Nasdaq Stock Market LLC under the ticker symbol “ETHA.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlier. We have derived all disclosures contained in this pricing supplement regarding the Underlier. from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the securities, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlier. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Underlier. in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlier. have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlier. could affect the value of, and any payments on, the securities.

We and/or our affiliates may presently or from time to time engage in business with the Underlier. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Underlier. and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

Ether

Ether is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the Ethereum network. The value of ether, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to ether are protected through public-key cryptography. The supply of ether is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Unlike certain digital assets, such as bitcoin, there is no hard cap on the supply of ether. Units of ether, called tokens, are treated as fungible. Ether and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the Ethereum network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “validators”), (2) developers who propose improvements to the Ethereum network’s underlying protocol and the software that enforces the protocol and (3) users who choose what Ethereum network protocol software to run.

Ether was released in 2015 and, as a result, there is little data on its long-term investment potential. Ether is not backed by a government-issued legal tender or any other currency or asset. Ether is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. The Ethereum network has undergone a number of significant changes since its release, including the transition (known as the “merge”) from a proof-of-work consensus mechanism (where network participants engaged in prescribed, complex mathematical calculations to add blocks containing transactions to the blockchain) to a proof-of-stake consensus mechanism. Under the proof-of-stake consensus mechanism, validators risk or “stake” their ether to compete to be randomly selected to validate transactions and are rewarded ether in proportion to the amount of ether staked. Malicious activity, such as validating multiple blocks, disagreeing with the eventual consensus or otherwise violating protocol rules, can result in the forfeiture of a portion of the staked ether or removal from the pool of validators. The Underlier is not permitted to stake its ether and is therefore not generating income or other earnings from staking. To the extent the Underlier were to begin staking its ether, such staking may introduce new risks involving security risks, regulatory risks and operational risks.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the Underlier for the period from July 23, 2024 to June 26, 2026. The Underlier began trading on The Nasdaq Stock Market LLC on July 23, 2024 and therefore has limited performance history. The closing price on June 26, 2026 was $11.89. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

PRS-20

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a put option (the “Put Option”) written by you with respect to the Underlier, secured by a cash deposit equal to the stated face amount of the security (the “Deposit”) for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” in the accompanying product supplement.

Assuming the treatment of a security as a Put Option and a Deposit is respected, a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
10.700%	4.493%	6.207%

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-22

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-23